Exhibit 2.2

EXHIBIT B

VOTING AGREEMENT

THIS VOTING AGREEMENT ( this “Agreement”) is entered into as of June 7, 2006, by and between AXONYX INC., a Nevada corporation (“Axonyx”), and the Principal Stockholders of TORREYPINES THERAPEUTICS, INC., a Delaware corporation (the “Company”), whose signatures appear on the signature pages to this Agreement (each a “Principal Stockholder”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined herein).

RECITALS

A.            Each Principal Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of preferred and/or common stock of the Company.

B.            Axonyx, the Company and Autobahn Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Axonyx, have entered into an Agreement and Plan of Merger and Reorganization dated as of June 7, 2006, as may be amended in accordance with its terms (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and continuing as a wholly owned subsidiary of Axonyx (the “Merger”).

C.            In the Merger, the outstanding shares of common stock of the Company are to be converted into the right to receive shares of common stock of Axonyx as specified in the Merger Agreement and the outstanding shares of preferred stock of the Company are to be converted into the right to receive shares of common stock of Axonyx as well as warrants exercisable for common stock of Axonyx (the “Warrants”) as specified in the Merger Agreement.

D.            In order to induce Axonyx to enter into the Merger Agreement, each Principal Stockholder is entering into this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:
1.	CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)           The terms “Acquisition Inquiry,” “Acquisition Proposal” and “Acquisition Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(b)           “Axonyx Common Stock” shall mean the common stock, par value $0.001 per share, of Axonyx.

(c)           “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(d)           “Company Preferred Stock” shall mean the Series A, Series B and Series C preferred stock, par value $0.01 per share, of the Company.

(e)           Principal Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Principal Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(f)            “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(g)           The terms “TorreyPines Financing,” and “TorreyPines Permitted Transaction” shall have the respective meanings assigned to those terms in the Merger Agreement.

(h)           “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and Company Preferred Stock and all options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock) Owned by each Principal Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and Company Preferred Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock and Company Preferred Stock) of which each Principal Stockholder acquires Ownership during the period from the date of this Agreement through the Voting Covenant Expiration Date, including pursuant to the TorreyPines Financing.

(i)            A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Axonyx; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Axonyx; or (iii) reduces such Person’s beneficial ownership of, interest in, control over or risk relating to such security.

(j)            “Voting Covenant Expiration Date” shall mean the earlier of the date upon which the Merger Agreement is terminated, or the date upon which the Merger is consummated.

2.	TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1           Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Voting Covenant Expiration Date, each Principal Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

2.2           Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Voting Covenant Expiration Date, each Principal Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

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2.3           Permitted Transfers. Section 2.1 shall not prohibit a transfer of Subject Securities by any Principal Stockholder (i) to any member of his or her immediate family, or to a trust for the benefit of Principal Stockholder or any member of his or her immediate family, (ii) upon the death of Principal Stockholder, or (iii) if Principal Stockholder is a partnership or limited liability company, to one or more partners or members of Principal Stockholder or to an affiliated corporation under common control with Principal Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Axonyx, to be bound by the terms of this Agreement.

3.	VOTING OF SHARES

3.1           Voting Covenant Prior to the Voting Covenant Expiration Date. Each Principal Stockholder hereby agrees that, prior to the Voting Covenant Expiration Date, at any meeting of the stockholders of the Company, however called (and any postponement or adjournment thereof), and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Axonyx, each Principal Stockholder shall cause the Subject Securities to be voted, as applicable:

(a)           in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b)           against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)           against the following actions (other than the Merger and the Contemplated Transactions, including the matters described in subsection (a) above): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (B) any sale, lease or transfer of a material amount of assets of the Company or any subsidiary of the Company (except any TorreyPines Permitted Transaction); (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (D) any change in a majority of the board of directors of the Company; (E) any amendment to the Company’s certificate of incorporation or bylaws (except any amendment to the Company’s certificate of incorporation in connection with the TorreyPines Financing); (F) any material change in the capitalization of the Company or the Company’s corporate structure (except any issuance of preferred stock of the Company pursuant to the TorreyPines Financing); and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

Prior to the Voting Covenant Expiration Date, no Principal Stockholder shall enter into any agreement or understanding with any Person, other than Axonyx, to vote or give instructions in any manner inconsistent with clause (a), (b), or (c) of the preceding sentence.

3.2           Modification to Voting Covenant. Notwithstanding anything to the contrary in this Agreement, in the event that the Board of Directors of the Company withdraws, withhold,

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amends or modifies (or adopts or approves any resolution to, or publicly discloses its intention to, withdraw, withhold, amend or modify) its recommendation to the holders of the Company’s Capital Stock to vote in favor of the Merger and the adoption of the Merger Agreement as provided in Section 5.2(c) of the Merger Agreement and the Company has received an Acquisition Proposal that the Company’s Board of Directors has determined in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes a Superior Offer, the obligations of each Principal Stockholder to vote the Subject Securities or cause the Subject Securities to be voted in the manner set forth in clauses (a) through (c) of Section 3.1 shall apply only to an aggregate number of Subject Securities that is equal to 33% of the total number of shares of Company Common Stock and Company Preferred Stock entitled to vote in respect of such matter (voting together as a class) and 33% of the total number of shares of Company Preferred Stock entitled to vote in respect of such matter (voting separately as a class).

3.3	Proxy; Further Assurances.

(a)           Contemporaneously with the execution of this Agreement: (i) each Principal Stockholder shall deliver to Axonyx a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable to the fullest extent permitted by law (at all times prior to the Voting Covenant Expiration Date) with respect to the shares referred to therein, but subject to Section 3.2 (the “Proxy”); and (ii) each Principal Stockholder shall cause to be delivered to Axonyx an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock or Company Preferred Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by such Principal Stockholder, subject to Section 3.2.

(b)           Each Principal Stockholder shall, at his, her or its own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Axonyx the power to carry out and give effect to the provisions of this Agreement.

4.	WAIVER OF APPRAISAL RIGHTS

Each Principal Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that such Principal Stockholder or any other Person may have by virtue of any outstanding shares of Company Common Stock or Company Preferred Stock Owned by such Principal Stockholder.

5.	NO SOLICITATION

Each Principal Stockholder agrees that, during the period from the date of this Agreement through the Voting Covenant Expiration Date, no Principal Stockholder shall, directly or indirectly, and each Principal Stockholder shall ensure that none of his, her or its Representatives (as defined in the Merger Agreement) will, directly or indirectly: (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding the Company or any subsidiary of the Company to any Person in connection with or in response to an

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Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Each Principal Stockholder shall immediately cease and discontinue, and each Principal Stockholder shall ensure that his, her or its Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry. For clarification, neither a TorreyPines Financing nor a TorreyPines Permitted Transaction is considered to be an Acquisition Transaction as provided in the Merger Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF PRINCIPAL STOCKHOLDER

Each Principal Stockholder hereby represents and warrants to Axonyx as follows:

6.1           Authorization, Etc. Such Principal Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform his, her or its obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by such Principal Stockholder and constitute legal, valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Such Principal Stockholder, if not an individual, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized or formed.

6.2	No Conflicts or Consents.

(a)           The execution and delivery of this Agreement and the Proxy by such Principal Stockholder does not, and the performance of this Agreement and the Proxy by such Principal Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Principal Stockholder or by which he, she or it or any of his, her or its properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which such Principal Stockholder is a party or by which such Principal Stockholder or any of his, her or its affiliates or properties is or may be bound or affected.

(b)           The execution and delivery of this Agreement and the Proxy by such Principal Stockholder does not, and the performance of this Agreement and the Proxy by such Principal Stockholder will not, require any consent or approval of any Person.

6.3           Title to Securities. As of the date of this Agreement: (a) such Principal Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock and/or Company Preferred Stock set forth beneath such Principal Stockholder’s signature on the signature page hereof; (b) such Principal Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and

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other rights to acquire shares of Company Common Stock set forth beneath such Principal Stockholder’s signature on the signature page hereof; and (c) such Principal Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth beneath such Principal Stockholder’s signature on the signature page hereof.

6.4           Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Voting Covenant Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

7.	ADDITIONAL COVENANTS OF PRINCIPAL STOCKHOLDER

7.1           Further Assurances. From time to time and without additional consideration, each Principal Stockholder shall (at such Principal Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Principal Stockholder’s sole expense) take such further actions, as Axonyx may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

8.	MISCELLANEOUS

8.1           Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.2           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Principal Stockholder:

at the address set forth on the signature page hereof; and

if to Axonyx:

Axonyx Inc.

500 Seventh Avenue, 10th Floor

New York, NY 10018

Telephone: (212) 645-7704

Fax: (212) 989-1745

Attention: Chief Executive Officer

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with a copy to:

Latham & Watkins LLP

650 Towne Center Drive

20th Floor

Costa Mesa, CA 92626

Telephone: (714) 540-1235

Fax: (714) 755-8290

Attention: Patrick Seaver, Esq.

8.3           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.4           Entire Agreement. This Agreement, the Proxy, the Merger Agreement, the Warrants and any Lock-up Agreement between each Principal Stockholder and Axonyx collectively set forth the entire understanding of Axonyx and such Principal Stockholder relating to the subject matter hereof and thereof and supersede all other prior agreements and understandings between Axonyx and such Principal Stockholder relating to the subject matter hereof and thereof.

8.5           Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Principal Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each Principal Stockholder and his or her heirs, estate, executors and personal representatives and his, her or its successors and assigns, and shall inure to the benefit of Axonyx and its successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Axonyx and its successors and assigns) any rights or remedies of any nature.

8.6           Fiduciary Duties. Each Principal Stockholder is signing this Agreement in such Principal Stockholder’s capacity as an owner of his, her or its respective Subject Securities, and nothing herein shall prohibit, prevent or preclude such Principal Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

8.7           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in

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accordance with its specific terms or were otherwise breached. Each Principal Stockholder agrees that, in the event of any breach or threatened breach by any Principal Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Axonyx shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each Principal Stockholder further agrees that neither Axonyx nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Principal Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.8           Non-Exclusivity. The rights and remedies of Axonyx under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Axonyx under this Agreement, and the obligations and liabilities of each Principal Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations. Nothing in this Agreement shall limit any Principal Stockholder’s obligations, or the rights or remedies of Axonyx, under any other agreement between Axonyx and such Principal Stockholder; and nothing in any such other agreement shall limit any Principal Stockholder’s obligations, or any of the rights or remedies of Axonyx, under this Agreement.

8.9	Governing Law; Venue.

(a)           This Agreement and the Proxy shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Principal Stockholder:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

(ii)           agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)          agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iv)          agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of

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Delaware, any claim that such Principal Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Nothing contained in this Section 8.10 shall be deemed to limit or otherwise affect the right of Axonyx to commence any legal proceeding or otherwise proceed against any Principal Stockholder in any other forum or jurisdiction.

(c)           EACH PRINCIPAL STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

8.10        Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.11        Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.12        Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Principal Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

8.13        Waiver. No failure on the part of Axonyx to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Axonyx in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Axonyx shall not be deemed to have waived any claim available to Axonyx arising out of this Agreement, or any power, right, privilege or remedy of Axonyx under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Axonyx; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14	Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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                 IN WITNESS WHEREOF, Axonyx and each Principal Stockholder have caused this Agreement to be executed as of the date first written above.

AXONYX INC.

By: _______________________________
Name: _____________________________
Title: ______________________________

PRINCIPAL STOCKHOLDER

By: _______________________________
Name: _____________________________
Title: ______________________________

Address:

__________________________________

__________________________________

__________________________________

Attn: ______________________________
Fax: (___)___________________________

NUMBER OF OUTSTANDING SHARES OF

COMPANY COMMON STOCK

HELD BY STOCKHOLDER:

_______________________________

NUMBER OF OUTSTANDING SHARES OF

COMPANY PREFERRED STOCK

HELD BY STOCKHOLDER:

_______________________________

NUMBER OF SHARES OF COMPANY COMMON STOCK

SUBJECT TO OPTIONS AND WARRANTS HELD BY

STOCKHOLDER:

_______________________________